Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), dated as of June 30, 2005 (the “Effective Date”), is entered into by and between Biophan Technologies, Inc. a corporation organized under the laws of Nevada (“Biophan”) and Boston Scientific Scimed, Inc., a corporation organized under the laws of Delaware (“BSS”) (each, a “Party”, and collectively the “Parties”).

RECITALS

WHEREAS, Biophan is the owner or licensee of certain intellectual property and BSS desires to obtain a license to such intellectual property and Biophan desires to grant BSS such a license;

WHEREAS, the Parties are also parties to that certain Investment Agreement dated June 30, 2005 (the “Investment Agreement (collectively with this Agreement, the “Transaction Documents”); and

WHEREAS, pursuant to the transactions contemplated by the Transaction Documents; the Parties agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. DEFINITIONS

1.01 General. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“AMP License” means the AMP-Biophan License Agreement dated as of February 24, 2005, the Addendum to and Ratification of the AMP-Biophan License Agreement dated as of February 24, 2005 and any other agreements relating to either of the foregoing.

“Annual License Maintenance Payments” shall have the meaning as set forth in Section 6.02.

“Bankruptcy Code” shall have the meaning as set forth in Section 12.12.

“Biophan Indemnitee” means Biophan, its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns.

“Biophan IP” means (i) all Intellectual Property Controlled by Biophan as of the Effective Date, (ii) all Intellectual Property licensed to Biophan under the Existing License Agreements at any time during the Term and (iii) any improvements, modifications or derivative works of (i) or (ii) Controlled by Biophan at any time during the Term, but excluding Third Party IP; for the avoidance of doubt, Biophan IP includes but is not limited to Biophan Patents.

“Biophan Licensors” means those Persons who own Biophan IP and have licensed such Biophan IP to Biophan pursuant to Existing License Agreements.

“Biophan Licensor Consents” means those acknowledgements and waivers set forth in Exhibit D which are to be executed by Biophan Licensors and delivered to BSS no later than ninety (90) days after the Effective Date.

“Biophan Patents” means (i) all Patents Controlled by Biophan as of the Effective Date, including but not limited to those patents and applications set forth in Exhibit A, (ii) all Patents licensed to Biophan under the Existing License Agreements at any time during the Term and (iii) all Patents Controlled by Biophan at any time during the Term, but excluding Third Party IP, claiming any improvements, modifications or derivative works of the inventions claimed in (i) or (ii). Biophan Patents does not include any Patents covering Joint Inventions and jointly owned by the Parties.

“Biophan Proceeding” shall have the meaning as set forth in Section 5.04(c).

“BSS Designee” means Larry Neumann or such other person(s) that BSS identifies in writing to Biophan.

“BSS Indemnitee” means BSS, its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns.

“BSS Proceeding” shall have the meaning as set forth in Section 5.04(b).

“BSS Sublicensees” means Persons to whom BSS, pursuant to a written sublicense agreement, sublicenses any or all of its rights under this Agreement.

“Confidential Information” means (i) all proprietary information and materials, disclosed by one Party to the other Party, irrespective of the manner in which a Party disclosed such information, in furtherance of this Agreement, including inventions, data and information related to clinical trials and protocols, substances, formulations, techniques, methodology, equipment, data, reports, correspondence, trade secrets, know-how, manufacturing documentation and sources of supply and (ii) the terms of this Agreement (which shall be deemed Confidential Information of both Parties.)

“Control” or “Controlled” means with respect to any Know-How, Patent or other intellectual property right, the legal authority or right (whether by ownership, license or otherwise) to grant access, a license or a sublicense of or under such Know-How, Patent, or intellectual property right in accordance with the terms of this Agreement.

“Disclosing Party” means, with respect to any Confidential Information, the Party that provides, directly or indirectly, its Confidential Information to the Receiving Party.

“Drug Coated” means devices coated with a drug or a drug eluting polymer coating, including but not limited to paclitaxel eluting coronary stents.

“Exclusive Products” means (i) products and services of and/or for vascular stents including coronary, neuro or peripheral applications of Drug Coated or Non-Drug Coated stents (“Exclusive Products Category 1”); (ii) products and services of and/or for embolic protection devices, aneurysm coils and all other vascular implants (other than stents) (“Exclusive Products Category 2); and (iii) products and services of and/or for RF ablation probes and ablation fluid (“Exclusive Products Category 3”), as depicted in the chart at Exhibit C.

“Exclusive Products Category” means any one or more of Exclusive Products Categories 1 to 3, as applicable.

“Existing License Agreements” means those license agreements entered into by and between Biophan and other Persons regarding Biophan’s use of and license to Biophan IP owned by such other Person, as set forth in Exhibit B.

“FDA” means the United States Food and Drug Administration.

“Field” means systems, devices, components, compositions and processes for magnetic resonance imaging, including without limitation for providing or enhancing (a) safety, effectiveness, image quality and/or image compatibility or (b) the visualization of medical devices in vivo.

“Future Sums” shall have the meaning set forth in Section 5.04(f).

“Intellectual Property” means (a) Patents, (b) copyrights, (c) Know-How, and (d) registrations and applications for registration of any of the foregoing.

“Inventions” means findings, discoveries, inventions, additions, modifications, formulations, variations, enhancements, refinements or derivative works.

“Investment Agreement” shall have the meaning as set forth in the Recitals.

“JHU” shall have the meaning as set forth in Section 2.04.

“Joint Invention” shall have the meaning as set forth in Section 4.02(b).

“Know-How” means all formulae, procedures, trade secrets, know-how, technology, plans, methods, processes, specifications, models, protocols, techniques, technical or confidential information and data (including, without limitation, formulae, experimentation, design, testing, manufacturing and regulatory data, and products compositions and procedures), and patentable and unpatentable Inventions that are not disclosed in a published patent application or issued patent.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order requirement or rule of law, to the extent applicable.

“Licensed Products” means Exclusive Products and Non-Exclusive Products which would, but for the licenses granted hereunder, infringe a Valid Claim in existence in the country of sale of such Exclusive Product or Non-Exclusive Product.

“Losses” means any losses, liabilities, claims asserted, awards, interest, judgments, penalties, expenses (including, without limitation, reasonable attorney’s fees and expenses), costs and damages.

“Market Launch” means with respect to a Licensed Product, the date on which the first commercial sale of such Licensed Product is made by or on behalf of BSS in the United States.

“Milestone Payments” shall have the meaning set forth in Section 6.03.

“Net Sales” means gross revenues received from the sale by BSS or its Affiliates of Licensed Products to third parties, less (i) trade and/or quantity discounts actually allowed; (ii) sales, value added or other excise taxes and import duties of a similar nature; (iii) amounts repaid or credited by reason of purchase chargebacks or rebates; (iv) customer returns; (v) other similar customary adjustments or allowances actually given to a customer in the normal course of business of BSS; and (vi) transportation, insurance and postage charges if paid by BSS and invoiced by BSS as a separate item. As between or among BSS and its Affiliates, the gross revenues are determined by reference to the first sale to a non-Affiliate of BSS.

“New Biophan IP” shall have the meaning set forth in Section 2.05.

“Non-Drug Coated” means devices not coated with a drug or a drug eluting polymer coating.

“Non-Exclusive Products” means (i) products and services of and/or for biopsy needles, including aspiration, cutting needles and breast localization needles (“Non-Exclusive Products Category 1”); (ii) products and services of and/or for interventional guidewires for use in all applications (“Non-Exclusive Products Category 2); (iii) products and services of and/or for interventional vascular catheters (< 6 hours), including for PTCA, predilation, etc. (“Non-Exclusive Products Category 3”); (iv) products and services of and/or for indwelling vascular catheters (> 6 hours), including for CVCC, PICC, etc. (“Non-Exclusive Products Category 4”); (v) products and services of and/or for pacemakers, including leads (“Non-Exclusive Products Category 5”); (vi) products and services of and/or for implantable cardiac defibrillators and related devices, including their leads (“Non-Exclusive Products Category 6”); (vii) products and services of and/or for auditory implants, e.g., cochlear implants (“Non-Exclusive Products Category 7”); and (viii) products and services of and/or for applications for neuro stimulation, including for deep brain stimulation (“Non-Exclusive Products Category 8”), as depicted in the chart at Exhibit C.

“Non-Exclusive Products Category” means any one or more of Non-Exclusive Products Categories 1 to 8, as applicable.

“Past Damages” shall have the meaning set forth in Section 5.04(f).

“Patents” means all United States and foreign patents and patent applications, utility models, provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity (including, without limitation, any “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934).

“Prepayment Credit” shall have the meaning set forth in Section 6.05.

“Receiving Party” means, with respect to any Confidential Information, the Party that receives such Confidential Information from the Disclosing Party.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission counsel or other governmental entity or foreign equivalent. For purposes of clarity, the term “Regulatory Authority” as used in this Agreement includes the FDA.

“Regulatory Filings” means the preparation and filing of all applicable documents with a Regulatory Authority, and obtaining all necessary regulatory, reimbursement and pricing approvals worldwide.

“Representative” means, as to a Party, such Party’s Affiliates and its and their directors, officers, employees, agents, and advisors (including counsel and accountants).

“Royalties” shall have the meaning as set forth in Section 6.04.

“Royalty Credit” shall have the meaning set forth in Section 6.05.

“Tangible Materials” means any and all tangible embodiments, whether in electronic or other form, of the Biophan IP that are in Biophan’s possession or control at any time during the Term.

“Term” shall have the meaning as set forth in Section 11.01.

“Third Party Improvements” shall have the meaning as set forth in Section 2.03.

“Third Party IP” means Intellectual Property owned or licensable by a third party who is not a Biophan employee and is licensed or otherwise transferred to Biophan by an agreement signed after the Effective Date.

“Transaction Documents” shall have the meaning as set forth in the Recitals.

“Valid Claim” means a claim of any issued and unexpired Biophan Patent which claim has not been (i) permanently lapsed, (ii) permanently or irrevocably abandoned, or (iii) held permanently revoked, unenforceable or invalid by a decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and/or (iv) disclaimed or otherwise admitted to be invalid or unenforceable through reissue, re-examination, opposition, nullity action, or invalidation suit response.

“Vena Cava Rights” means the Intellectual Property licensed to Biophan by aMRIs Patenthalte GmbH to the extent that it covers vena cava filters as a Licensed Product.

II. LICENSE

2.01 License Grants.

(a) Exclusive License. Subject to the terms and conditions of this Agreement, Biophan hereby grants BSS and its Affiliates an exclusive, worldwide, sublicensable license in and to Biophan IP to (i) use, make, have made, sell, offer to sell, import, modify, distribute, perform and otherwise exploit the Exclusive Products and (ii) enforce such Biophan IP against other Persons and collect past, present and future damages from any other Person’s infringement or misappropriation of Biophan IP as set forth in Section 5.02, but all of the foregoing rights and licenses are limited to the Field.

(b) Non-Exclusive License. Subject to the terms and conditions of this Agreement, Biophan hereby grants BSS and its Affiliates a non-exclusive, worldwide license in and to Biophan IP to use, make, have made, sell, offer to sell, import, modify, distribute, perform and otherwise exploit the Non-Exclusive Products, but all of the foregoing rights and licenses are limited to the Field.

(c) Retained R&D Rights. Notwithstanding the license grants in paragraphs (a) and (b) above, Biophan retains the rights for itself, its Affiliates, its licensors under Existing License Agreements and its consultants, to use the Biophan IP solely for the purposes of (i) Biophan’s research and development of Exclusive Products; and (ii) Biophan’s research, development and licensing of (A) Non-Exclusive Products and (B) products that are neither Exclusive Products nor Non-Exclusive Products.

(d) Government Rights. Notwithstanding the license grant in paragraph (a) above, to the extent any Biophan Patents was developed with the support of funding from the U.S. federal government, the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government funded invention claimed in such Biophan Patents as set forth in 35 U.S.C. §§ 202-211, and the regulations promulgated thereunder, as amended, or in any successor statutes or regulations.

(e) Vena Cava Rights. The license grants of Sections 2.01(a) include Vena Cava Rights; provided, however, in the event that BSS does not initiate and implement a formal commercialization program for at least one (1) Licensed Product utilizing the Vena Cava Rights within eighteen (18) months from the Effective Date, Biophan may upon prior, written notice to BSS, terminate BSS’s license in respect of Vena Cava Rights only and the definition of Biophan IP will be amended accordingly to exclude Vena Cava Rights. Until the earlier of (i) such time that BSS has initiated and implemented such formal commercialization program or (ii) termination by Biophan of BSS’s license in respect of Vena Cava Rights, BSS shall provide Biophan with a written report every six (6) months describing BSS’s efforts towards developing and commercializing the Vena Cava Rights.

2.02 Biophan Obligations to Biophan Licensors. During the Term of this Agreement, Biophan shall maintain as valid and in full force and effect all Existing License Agreements and continue to perform all obligations of Biophan as required under the Existing License Agreements. Biophan may not terminate or amend any Existing License Agreements without the prior, written consent of BSS. In the event Biophan receives a notice of breach of any Existing License Agreement from any Biophan Licensor, Biophan shall promptly notify BSS and provide BSS with Biophan’s plan to cure such breach.

2.03 Biophan Agreements with Consultants. If, after the Effective Date, Biophan enters into any agreement with a consultant for the development of improvements to the Inventions covered by the Biophan Patents (collectively “Third Party Improvements”), Biophan shall use best efforts, consistent with prudent business practices, to attempt to obtain (i) ownership of or licenses to any such Third Party Improvements and (ii) the right to license or sublicense such Third Party Improvements to BSS in accordance with the terms of this Agreement and without requiring any additional payment from BSS under Sections 6.04 or 6.05. It is understood by BSS that there is no assurance that these efforts will succeed; however if Biophan does obtain the rights described in (i) and (ii) above, then such Third Party Improvements (including all Intellectual Property therein) shall be licensed to BSS in accordance with the terms of this Agreement and the definitions of Biophan Patents and Biophan IP shall be amended to include such Third Party Improvements (and all Intellectual Property therein).

2.04 Survival of Sublicenses to BSS. In the event any Existing License Agreement is terminated, the sublicense (of the applicable Biophan IP) to BSS shall remain valid and in full force and effect as set forth in the applicable Biophan Licensor Consent. Without limiting the foregoing, in the event of termination of Biophan’s license with The John Hopkins University (“JHU”), BSS may elect to continue its sublicense by advising JHU in writing, within sixty (60) days of BSS’s receipt of written notice of such termination, of its election, and of its agreement to assume in respect to JHU all the relevant obligations (including obligations for payment) contained in this Agreement.

2.05 Right of First Negotiation. If, at any time during the Term, Biophan acquires Control of Intellectual Property in the Field and directed to Exclusive or Non-Exclusive Products not licensed to BSS hereunder (including, without limitation, the stent inventions of Drs. Bucker and Reubben) (collectively, the “New Biophan IP”), Biophan shall promptly notify the BSS Designee of such acquisition. Biophan’s notification of BSS shall be in writing and shall set forth sufficient detail to allow BSS to determine whether BSS is interested in obtaining a license to such New Biophan IP. BSS shall have thirty (30) days to notify Biophan of BSS’s interest in such New Biophan IP and whether BSS is interested in such New Biophan IP in respect of Exclusive Products or Non-Exclusive Products. Upon such notification by BSS, the Parties shall negotiate diligently and in good faith the terms under which BSS would acquire a license (or sublicense) to such New Biophan IP. In the event (i) BSS notifies Biophan that BSS is not interested in obtaining a license to such New Biophan IP (or BSS fails to respond to Biophan in the allotted thirty (30) day time period) or (ii) the Parties have not been able to agree to terms regarding the licensing (or sublicensing) to BSS of such New Biophan IP within ninety (90) days from BSS’s notice to Biophan, Biophan shall be free to license (or sublicense) such New Biophan IP to another Person.

2.06 Limitation on Right to Sublicense. Nothwithstanding any other provision of this Agreement to the contrary, BSS may not grant any sublicenses to any Biophan IP until all of the following have occurred: (i) BSS shall have paid to Biophan the license fee payable pursuant to Section 6.01, and (ii) BSS shall have paid to Biophan the full purchase price for the Shares (as such term is defined in the Investment Agreement).

III. TECHNOLOGY TRANSFER

3.01 Further Research and Development of Exclusive and Non-Exclusive Products. If BSS wishes Biophan to continue or expand its research efforts, then BSS and Biophan may negotiate and enter into a suitable written development agreement providing for such development, including terms for payments, task descriptions and milestones, as applicable.

3.02 Delivery of Tangible Materials to BSS. During the Term of this Agreement, and within ten (10) business days after any written request from BSS, Biophan shall deliver copies of any and all Tangible Materials to BSS for BSS’s (and its Affiliates’) use in accordance with the terms and conditions of this Agreement.

3.03 Use of Know-How. Biophan may use any Know-How learned from BSS in products other than Exclusive Products.

IV. INTELLECTUAL PROPERTY OWNERSHIP

4.01 Pre-Existing Rights. Each Party acknowledges that any and all Intellectual Property of the other Party existing as of the Effective Date is and shall continue to be owned by such other Party subject only to the licenses granted herein. Notwithstanding any other provision of this Agreement to the contrary, nothing shall be construed herein as transferring any Party’s ownership interest in such intellectual property to the other Party.

4.02 New Intellectual Property.

(a) As between the Parties, each Party shall own all right, title and interest in and to any and all Inventions conceived, discovered or reduced to practice solely by such Party and all Intellectual Property therein.

(b) If the Parties jointly conceive, discover or reduce to practice any patentable Invention (“Joint Invention”), all rights in and to the Joint Invention shall be jointly owned by both Parties, provided that Biophan may not use or license any Joint Invention (or any rights therein) in or for use in Exclusive Products without the prior, written consent of BSS.

(c) If any Exclusive Product is not covered under any Valid Claim but is covered by a valid, enforceable, unexpired claim of a Patent claiming a Joint Invention, then at BSS’s option, (i) BSS shall pay Biophan a royalty in respect of each such Exclusive Product that is one-half (1/2) of the royalty rate that would be otherwise payable under Sections 6.04 or 6.05; or (ii) BSS shall not pay Biophan any royalty in respect of such Licensed Product and notwithstanding paragraph (b) above, Biophan shall be free to use or license the Joint Invention (and jointly owned Patents claiming such Joint Invention ) in or for use in Exclusive Products.

4.03 Patent Marking. BSS shall give Biophan at least thirty (30) days written notice prior to a Market Launch of any Licensed Product and Biophan shall notify BSS, in writing within ten (10) days of receipt of BSS’s notice, any patent markings required to be placed on such Licensed Product, which BSS shall suitably place on the labeling or packaging for all applicable Licensed Products.

V. INTELLECTUAL PROPERTY PROTECTION

5.01 Prosecution and Maintenance of Biophan Patents. Biophan shall be responsible for and perform all preparations, filings, prosecution, maintenance, recordings and other acts, and pay all required fees and taxes, with respect to Biophan Patents. Without limiting the foregoing, (i) Biophan shall be obligated to take any and all reasonable actions necessary to prosecute and maintain the Biophan Patents including the filing of continuation applications and continuation-in-part applications; and (ii) Biophan may not abandon or fail to maintain any Biophan Patents without the prior, written consent of BSS, which shall not be withheld unreasonably. If Biophan desires to abandon or fail to maintain any Biophan Patent, Biophan shall provide BSS at least one hundred eighty (180) days written notice prior to any such abandonment of failure to maintain and an explanation of why Biophan believes such Biophan Patent should no longer be pursued or maintained. Biophan shall provide BSS an opportunity to review all filings (including office actions) in respect of Biophan Patents prior to filing with the Patent and Trademark Office or other applicable foreign patent office. Biophan shall consider in good faith all comments provided by BSS and use reasonable efforts to address concerns and issues raised by BSS in respect of any such proposed filings.

5.02 Prosecution and Maintenance of Jointly Owned Patents. With respect to Patents jointly owned by both Parties, BSS shall be responsible for the preparation, filing, prosecution and maintenance of such Patents. Upon Biophan’s written request, BSS shall provide Biophan (i) a status update on any jointly owned Patents; and (ii) an opportunity to review and comment on any then pending office actions, which comments, if provided to BSS in a timely manner, will be considered by BSS in good faith when BSS prepares a response to such office action.

5.03 Joint Inventions. Patents or patent applications covering Joint Inventions will be deemed to be made as a result of activities under and subject to the CREATE Act, 35 U.S.C. § 103(c).

5.04 Infringement of Biophan IP.

(a) In the event that either Party obtains knowledge of any actual or threatened infringement or misappropriation by another Person of any of the Biophan IP, such Party shall notify the other Party in writing promptly of such actual or threatened infringement or misappropriation and provide the other Party with any available evidence of such actual or threatened infringement or misappropriation.

(b) To the extent permitted by any applicable Existing License Agreement, BSS, at its expense and sole discretion, shall have the first right to commence, prosecute and settle or otherwise compromise any dispute, action, suit or proceeding involving or against any other Person believed to have infringed or misappropriated any Biophan IP by such Person’s use, manufacture or sale of a product or service that is similar to or competes with any Exclusive Product (“BSS Proceeding”). Biophan will assist BSS in any BSS Proceeding to the extent necessary, including joining as a party if necessary and/or requiring the relevant Biophan Licensor to join as a party if necessary. In the event that BSS institutes a BSS Proceeding, Biophan shall, to the extent permitted by applicable Law, also have the right to, at its own cost, join or intervene in such BSS Proceeding. No settlement, consent judgment or other voluntary final disposition of any BSS Proceeding brought pursuant to this Section 5.04(b) may be entered into by either Party without the prior, written consent of the other Party, which consent shall not be unreasonably withheld or delayed. In the event BSS does not institute a BSS Proceeding to obtain a discontinuance of or remedy for such actual or threatened infringement or misappropriation of the Biophan IP within sixty (60) days of the date of receipt by BSS of any written demand from Biophan, then Biophan, may, to the extent permitted by applicable Law, institute a proceeding with respect to the actual or threatened infringement or misappropriation at its own expense. If required by Law, BSS shall permit any action under this Section 5.04(b) to be brought in its name, including being joined as party-plaintiffs.

(c) To the extent permitted by any applicable Existing License Agreement, Biophan, at its expense and sole discretion, shall have the first right to commence, prosecute and settle or otherwise compromise any dispute, action, suit or proceeding involving or against any other Person believed to have infringed or misappropriated any Biophan IP by such Person’s use, manufacture or sale of a product or service that is similar to or competes with any Non-Exclusive Product (“Biophan Proceeding”). BSS will assist Biophan in any Biophan Proceeding to the extent necessary, including joining as a party if necessary. In the event that Biophan institutes a Biophan Proceeding, BSS shall, to the extent permitted by applicable Law, also have the right to, at its own cost, join or intervene in such Biophan Proceeding. In the event Biophan does not institute a Biophan Proceeding to obtain a discontinuance of or remedy for such actual or threatened infringement or misappropriation of the Biophan IP within sixty (60) days of the date of receipt by Biophan of any written demand from BSS, then BSS may, to the extent permitted by applicable Law, institute a proceeding with respect to the actual or threatened infringement or misappropriation at its own expense. If required by Law, Biophan shall permit any action under this Section 5.04(c) to be brought in its name, including being joined as party-plaintiffs.

(d) With respect to any dispute, action, suit or proceeding (other than a BSS Proceeding or Biophan Proceeding) brought by any Person challenging the validity or enforceability any Biophan IP, unless otherwise agreed by the Parties, Biophan shall defend such Biophan IP at its own cost and expense, provided, however that (i) Biophan shall promptly notify BSS of any such dispute, (ii) Biophan shall keep BSS apprised of the status of and major developments in such dispute and (ii) BSS shall have the right to, at its own cost and expense, participate in the dispute, action, suit or proceeding.

(e) In the event a Party initiates a proceeding pursuant to this Section 5.04 the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney, and the Parties will work together to coordinate efforts with respect to any such proceeding.

(f) Any recovery from any proceeding instituted pursuant to this Section 5.04 shall first be applied in satisfaction of out-of-pocket expenses and fees, including attorneys’ fees and expenses, incurred by the Parties (in the event the recovery is less than the Parties’ out-of-pocket expenses and fees, the recovery shall be apportioned pro rata based on the Parties’ respective out-of-pocket expenses and fees incurred for the lawsuit). Unless otherwise agreed by the Parties in writing, the remainder of any such recovery (including any future payments, royalties and license fees) shall be categorized as either (i) damages for past infringements (“Past Damages”) or (ii) fees (however established, whether as lump sum payments, installments, milestone payments, minimums or running royalties, for example) for any and all future uses of Biophan IP (“Future Sums”) and distributed as follows:

(i) Past Damages shall be retained by the Party responsible for instituting the Proceeding and, if both Parties participate in funding the Proceeding, the recovery shall be divided between the Parties on a pro rata basis based on percentage of out-of-pocket fees and expenses paid by each Party;

(ii) With respect to BSS Proceedings, Future Sums shall be considered Sublicensing Revenue and divided between BSS and Biophan, pursuant to Section 6.05; and

(iii) With respect to Biophan Proceedings in which BSS participated, Future Sums shall be retained by Biophan.

VI. PAYMENTS

6.01 Upfront License Fee. On or before the later of (i) ten (10) days after the Effective Date or (ii) five (5) business days after BSS shall have completed its due diligence regarding the AMP License and has concluded, in its sole discretion, that it desires to proceed with the transaction, in consideration for the licenses granted to BSS under Article II, BSS shall pay to Biophan a one-time payment of USD$750,000.

6.02 Annual License Maintenance Payments. In consideration for the licenses granted to BSS under Article II, BSS shall pay to Biophan the following payments (“Annual License Maintenance Payments”):

(a) USD$100,000 for the exclusive license in respect of all Licensed Products within Exclusive Products Category 1;

(b) USD$20,000 for the exclusive license in respect of all Licensed Products within Exclusive Products Category 2;

(c) USD$20,000 for the exclusive license in respect of all Licensed Products within Exclusive Products Category 3;

(d) USD$110,000 for the non-exclusive license in respect of all Non-Exclusive Products; provided, however, that, if BSS relinquishes a Non-Exclusive Products Category(ies), the USD$110,000 amount may be proportionally reduced by the ratio that the payment listed below as to the relinquished Non-Exclusive Products Category(ies) bears to the total payments listed below for all Non-Exclusive Products Category(ies):

(i) Non-Exclusive Products Category 1: USD$50,000

(ii) Non-Exclusive Products Category 2: USD$25,000

(iii) Non-Exclusive Products Category 3: USD$25,000

(iv) Non-Exclusive Products Category 4: USD$25,000

(v) Non-Exclusive Products Category 5: USD$200,000

(vi) Non-Exclusive Products Category 6: USD$100,000

(vii) Non-Exclusive Products Category 7: USD$50,000

(viii) Non-Exclusive Products Category 8: USD$50,000

Beginning in the year 2006, BSS shall make such Annual License Maintenance Payments no later than January 1 of each year in which BSS desires to retain a license in respect of such Licensed Products. A failure by BSS to make any required Annual License Maintenance Payment shall not be deemed a breach of this Agreement and in the event BSS fails to make any specific Annual License Maintenance Payment for a given year, (i) BSS shall be deemed to no longer be licensed with respect to such Licensed Product; and (ii) the definition of the terms Exclusive Product and/or Non-Exclusive Product are hereby revised accordingly. For the avoidance of doubt, no Annual License Maintenance Payments are due for the year 2005.

6.03 Milestone Payments. In partial consideration for the licenses granted to BSS under Article II, BSS shall pay to Biophan the following one-time payments (“Milestone Payments”) upon the first Market Launch within each specified category:

Exclusive Products Category 1	USD$3,000,000
Exclusive Products Category 2	USD$500,000
Exclusive Products Category 3	USD$750,000
Non-Exclusive Products Category 1	USD$150,000
Non-Exclusive Products Category 2	USD$100,000
Non-Exclusive Products Category 3	USD$100,000
Non-Exclusive Products Category 4	USD$100,000
Non-Exclusive Products Category 5	USD$2,000,000
Non-Exclusive Products Category 6	USD$2,000,000
Non-Exclusive Products Category 7	USD$500,000
Non-Exclusive Products Category 8	USD$500,000

6.04 Royalties. Subject to Section 6.05, BSS shall pay Biophan royalties for Licensed Products sold by BSS or its Affiliates as set forth below (“Royalties”):

Exclusive Products Category 1	3% of Net Sales if products are Drug Coated; 4% of Net Sales if products are Non-Drug Coated
Exclusive Products Category 2	3% of Net Sales if products are Drug Coated; 4% of Net Sales if products are Non-Drug Coated
Exclusive Products Category 3	4% of Net Sales
Non-Exclusive Products Category 1	5% of Net Sales
Non-Exclusive Products Category 2	5% of Net Sales
Non-Exclusive Products Category 3	5% of Net Sales
Non-Exclusive Products Category 4	5% of Net Sales
Non-Exclusive Products Category 5	5% of Net Sales
Non-Exclusive Products Category 6	5% of Net Sales
Non-Exclusive Products Category 7	3% of Net Sales
Non-Exclusive Products Category 8	5% of Net Sales

In the event BSS is obligated to make patent license royalty payments to another Person(s) in respect of any feature(s) of Licensed Product(s) where such features are covered by one or more Valid Claims, the applicable Royalty for that Licensed Product shall be reduced by the amount of the royalty payments due to such other Person(s), provided, however, that the Royalty otherwise payable to Biophan with respect to the applicable Licensed Product(s) shall not be reduced by more than fifty percent (50%).

6.05 Sublicensing Revenue. If BSS or any Affiliate of BSS sublicenses Biophan IP to a BSS Sublicensee, BSS shall pay to Biophan one-half (1/2) of all the royalties, license fees, milestone payments, lump sum license payments and other similar cash payments which are (i) attributable to the sublicense of the Biophan IP as opposed to any other third party Intellectual Property and (ii) received by BSS (or its Affiliate) from such BSS Sublicensee in respect of Licensed Products sold by such BSS Sublicensee. Notwithstanding the foregoing, the royalty payable to Biophan shall not be less than one and one-half percent (1.5%) of the Net Sales (using the definition herein, mutatis mutandis) by the BSS Sublicensee.

6.06 Payments. Royalties shall be paid by BSS to Biophan on a quarterly basis, no later than thirty (30) days after the end of each calendar quarter, with an annual reconciliation to be made by BSS at the same time as the payment is made in respect of the fourth quarter of each calendar year to reflect any adjustments made to Net Sales during such year. If any amount collected or owed is stated in a currency other than United States Dollars, then, for purposes of calculating the amount due Biophan hereunder, such amount shall be converted into United States Dollars at the exchange rate between those two currencies published by Bloomberg for the last business day of the applicable calendar quarter for which such payments are being paid. If no such exchange rate for a currency in a country has been quoted by Bloomberg during the twelve (12) month period preceding the date on which such amount becomes due to Biophan under this Agreement, such amount payable for the country per unit of Licensed Product shall be the average amount most recently paid by BSS for each unit of the Licensed Product in the country with the largest sales volume of the applicable Licensed Product for which a currency conversion to United States Dollars is published by Bloomberg.

6.07 Royalty Buy-Down. BSS, at its option, shall have the right to pre-pay any or all of the Royalties set forth in Section 6.04 as to any Licensed Products, in any amount and at any time prior to the Market Launch of the Licensed Product for which the prepayment was made. Upon Biophan’s receipt of BSS’s Royalty prepayment with respect to a Licensed Product (the “Prepayment Credit”), BSS shall pay Biophan reduced Royalties in respect of such Licensed Product until the Royalty Credit (defined below) has been exhausted. The Royalty Credit and reduced royalty shall be calculated as follows:

(i) 2 x Prepayment Credit = Royalty Credit; and

(ii) the Royalty Credit is applied to one-half (1/2) the applicable Royalty.

By way of example only, if BSS pays a Prepayment Credit of $1000 in respect of Exclusive Products Category 3, then BSS is entitled to a $2000 Royalty Credit in respect of Exclusive Products Category 3. If the Royalty owed in respect of Licensed Products within Exclusive Products Category 3 is USD$4 per Licensed Product then BSS shall only pay USD$2 per Licensed Product and the remaining USD$2 per Licensed Product will be applied from the Royalty Credit until such time that the Royalty Credit is exhausted.

6.08 No Other Payment Obligations. Except as expressly set forth in this Article VI, BSS shall not be obligated to make any payments to Biophan in respect of the licenses granted in Article II, including but not limited to royalties, fees and other payments due to Biophan Licensors under Existing License Agreements in respect of Net Sales by BSS or its Affiliates.

6.09 Biophan Audit Rights. BSS shall maintain accurate records and books of account sufficient to substantiate the Royalties paid to Biophan, including records of the quantities of Licensed Products sold. Upon reasonable notice to BSS, Biophan shall have the right to conduct an audit, not more than once per calendar year, through an independent accounting firm reasonably acceptable to BSS, of the calculation of Net Sales of Licensed Products and to examine the records and books of accounts of BSS in connection therewith. If such audit determines that payments are due to Biophan, BSS shall pay Biophan any such additional amounts within thirty (30) days of the date on which such auditor’s written report is delivered to BSS and Biophan. If such audit determines that BSS has overpaid Royalties to Biophan, Biophan shall return such overpayment to BSS within thirty (30) days of the date on which such auditor’s written report is delivered to BSS and Biophan. Biophan shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of Biophan is discovered, in which case BSS shall bear the full cost and expense of such audit.

6.10 Deductions. Any amounts which BSS is required by Law to withhold with respect to monies payable to Biophan under this Agreement shall be deducted from the amount of such payments and paid to the relevant competent taxing authority. BSS shall provide Biophan with a certificate or other documentary evidence to enable Biophan to support a claim for a refund or foreign tax credit with respect to any such tax so withheld or deducted by BSS. BSS and Biophan will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable BSS to make such payments to Biophan without any deduction or withholding, if possible. Any amounts which BSS deducts or withholds pursuant to this Section 6.10 shall be treated as having been paid to Biophan for purposes of this Agreement.

VII. REPRESENTATIONS AND WARRANTIES

7.01 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary action on the part of such Party.

(b) This Agreement has been duly executed and delivered by such Party and assuming due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

(c) Such Party’s execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Party, (ii) conflict with or violate any Law or governmental order applicable to such Party or its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would be come a default) under, require any consent under, or give to other any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of common stock or preferred stock or any of the assets or properties of such Party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such Party’s shares of common stock or preferred stock or any of the Party’s assets or properties is bound or affected.

(d) It is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

7.02 Biophan Representations and Warranties. Biophan hereby represents and warrants to BSS as follows:

(a) Biophan is the sole and exclusive owner of the entire right, title and interest in and to, or holds an exclusive license under, the Biophan IP, free and clear of all liens and encumbrances, and Biophan is entitled to use and license (or sublicense) the Biophan IP in accordance with the terms and conditions of this Agreement and without incurring any obligation to any other Person (except with respect to the payment of royalties and/or license fees as set forth in the Existing License Agreements).

(b) The Biophan IP is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling that would impair the validity or enforceability of any such Biophan IP and to the knowledge of Biophan, with no investigation having been made or required to be made, the Biophan IP is valid and enforceable.

(c) To the knowledge of Biophan, with no investigation having been made or required to be made, the use of the Biophan IP and the making, using, selling, offering for sale, exporting or importing of the Licensed Products does not and will not infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights of any Person.

(d) Biophan has not granted any other Person, other than BSS, a license to or under any of the Biophan IP with respect to the manufacture, development, use, sale, export or import of Exclusive Products, except as reserved in Section 2.01(c).

(e) Biophan has all necessary rights to grant the rights and licenses granted in this Agreement, including, without limitation, all necessary consents and approvals from the Biophan Licensors.

(f) The provisions of this Agreement are consistent with the provisions of the Existing License Agreements and there are no provisions required under any Existing License Agreement to be contained herein that are not contained herein.

(g) The performance by Biophan and BSS of their obligations under this Agreement and the exercise by Biophan and BSS of their rights under this Agreement will not result in breach of any provisions of the Existing License Agreements.

7.03 DISCLAIMER. EXCEPT AS EXPLICITLY PROVIDED IN THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, AND THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.04 Biophan Indemnification. Biophan hereby agrees to indemnify and hold harmless BSS Indemnitees from and against all Losses incurred by them arising from any action made, brought or threatened against any of the BSS Indemnitees by a third party as a result of (a) any negligent or willful act or omission of Biophan in relation to its obligations under this Agreement, (b) the breach of any representation or warranty, covenant or agreement by Biophan contained in this Agreement, or (c) any allegation that the use of the Biophan IP infringes or misappropriates any Person’s Intellectual Property (excluding Patents).

7.05 BSS Indemnity to Biophan. BSS agrees to indemnify, defend and hold harmless each Biophan Indemnitee from and against any and all Losses incurred by them arising from any Action made, brought or threatened against any of the Biophan Indemnitees by a third party as a result of (a) any negligent or willful act or omission of BSS in relation to its obligations under this Agreement, (b) the breach of any representation or warranty, covenant or agreement by BSS contained in this Agreement or (c) any product liability claim with respect to a Licensed Product sold by or on behalf of BSS or a BSS Affiliate.

7.06 Special Damages. EXCEPT WITH RESPECT TO OBLIGATIONS UNDER SECTIONS 7.04 AND 7.05, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.07 Breach of Section 7.02(d). If Biophan has breached the representation and warranty set forth in Section 7.02(d) with respect to an Exclusive Product (and such Exclusive Product is not otherwise covered by a Valid Claim) and the breach is not cured within sixty (60) days from Biophan’s receipt of notice of such breach, in addition to any and all other remedies BSS has, BSS shall be relieved of all obligations to pay Royalties, Milestone Payments and Annual Minimum Payments in respect of the relevant Exclusive Product and BSS retains a perpetual, worldwide, sublicensable, exclusive (subject only to the license(s) granted by Biophan to Person(s) prior to the Effective Date) license in respect of such Exclusive Product.

VIII. INSURANCE

8.01 Insurance. BSS shall maintain in full force and effect at all times commercial general liability insurance, including contractual liability and products liability insurance, covering the marketing, sale, distribution, use and performance of Licensed Products in an amount of at least Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. Such insurance (i) shall be issued by an insurer licensed in the State of New York or an insurer pre-approved by Biophan, such approval not to be unreasonably withheld, (ii) shall be endorsed to include product liability coverage, and (iii) shall require thirty (30) days’ written notice to Biophan before cancellation or material change. BSS shall, upon request, provide Biophan with Certificates of Insurance. BSS shall maintain such insurance five (5) years after any termination of this Agreement.

IX. CONFIDENTIALITY

9.01 Confidentiality. The Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information. Upon termination or expiration of this Agreement, each Party shall at the Disclosing Party’s request, either return to the Disclosing Party or destroy (and certify to the destruction of), all Confidential Information of the Disclosing Party in its possession.

9.02 Release from Restrictions. The provisions of Section 9.01 shall not apply to and terminate with respect to any Confidential Information disclosed hereunder that:

(a) is lawfully disclosed to the Receiving Party by an independent, unaffiliated third party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation to the Disclosing Party not to make disclosure;

(b) is or becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(c) is developed independently by the Receiving Party without use of the Confidential Information of the Disclosing Party;

(d) is legally required to be disclosed to a Regulatory Authority or is otherwise required or compelled to be disclosed; provided, however, that:

(i) the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy; and provided further that the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise reasonable efforts to obtain assurances that confidential treatment shall be accorded such information; and

(ii) the Receiving Party shall continue to treat such Confidential Information as confidential pursuant to Section 9.01 unless and until such Confidential Information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party.

X. DISPUTES

10.01 Dispute Resolution.

(a) Internal Resolution Process. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall attempt in good faith to resolve such dispute promptly. In the event that the Parties cannot resolve a dispute, controversy or claim arising out of or relating to this Agreement within a reasonable period of time, such dispute, controversy or claim may, upon mutual agreement of the Parties, be submitted to non-binding arbitration pursuant to Section 10.01(b), provided, however that disputes regarding alleged non-payment of fees or Royalties by BSS must be submitted to arbitration pursuant to Section 10.01(b) prior to the filing of any court action by a Party.

(b) Arbitration. Arbitration of any dispute, controversy or claim is to be administered by the American Arbitration Association and is to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration is to be held before one arbitrator at a location mutually agreed to by the Parties. No later than ten (10) business days after the Parties’ decision to arbitrate, the Parties shall jointly select a neutral arbitrator. If the Parties fail to select an arbitrator on or before the tenth (10th) day, either Party is entitled to request the American Arbitration Association to appoint a neutral arbitrator in accordance with its rules. Each Party will cooperate to provide information reasonably requested by the other. The arbitration hearing will be held within ninety (90) days after a demand for arbitration is filed. The decision of the arbitrator shall be in the form of a written, reasoned opinion, but will be non-binding upon the Parties and any arbitration shall not prejudice either Party’s right to pursue a judicial remedy with respect to any dispute, controversy or claim. Each Party shall be responsible for costs incurred in connection with any arbitration but the arbitrator’s fees and other costs of the administration of the arbitration shall be equally shared by both Parties.

XI. TERM AND TERMINATION

11.01 Term. This Agreement shall continue in effect unless and until terminated in accordance with the provisions of this Article XI (“Term”).

11.02 Termination by Biophan.

(a) Biophan may terminate this Agreement if BSS is in material breach of any provision contained in this Agreement which breach would result in a material adverse effect on Biophan and such breach shall not have been remedied within sixty (60) days after receipt of written notice from Biophan specifying (i) such breach and (ii) intention to terminate if such breach is not cured within sixty (60) days.

(b) BSS’s license rights with respect to any Licensed Product may be terminated by Biophan if BSS fails to pay Royalties in respect of such Licensed Product within thirty (30) days of:

(i) Receipt by BSS of written notice from Biophan regarding such nonpayment provided that BSS has not requested resolution of this issue of nonpayment in accordance with Section 10.01(b) within (or prior to) such thirty (30) day period; or

(ii) Receipt by BSS of a written arbitration decision pursuant to Section 10.01(b) advising that BSS has failed to pay any amounts deemed to be owed to Biophan by BSS.

(c) Biophan may terminate this Agreement by written notice to BSS if BSS shall not have (i) paid to Biophan the license fee payable pursuant to Section 6.01 and (ii) paid to Biophan the full purchase price for the Shares (as such term is defined in the Investment Agreement) on or before August 15, 2005.

11.03 Termination by BSS.

(a) BSS may terminate this Agreement at any time upon ninety (90) days prior written notice to Biophan.

(b) BSS may terminate this Agreement if Biophan is in material breach of any provision contained in this Agreement and such breach shall not have been remedied within sixty (60) days after receipt of written notice from BSS specifying (i) such breach and (ii) intention to terminate if such breach is not cured within sixty (60) days

(c) BSS may terminate this Agreement if (i) executed copies of all Biophan Licensor Consents are not received by BSS within ninety (90) days after the Effective Date or (ii) if by August 15, 2005, BSS is not satisfied with the results of its diligence of the AMP License and decides not to proceed with the transaction. Upon any termination by BSS pursuant to this Section 10.03(c), Biophan shall promptly refund to BSS any and all amounts paid by BSS hereunder, including without limitation the payment set forth in Section 6.01.

11.04 Termination for Bankruptcy. This Agreement may be terminated by a Party if the other Party should commence any case, proceeding or action (i) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or, there shall be commenced against the other Party any such case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment which remains undismissed, undischarged or unbonded for a period of third (30) days.

11.05 Effect of Termination.

(a) Upon any termination of this Agreement, any BSS Sublicensees shall have the right to retain a license to the Biophan IP by entering into a license agreement directly with Biophan which contains terms substantially similar to the terms contained in the relevant sublicense agreement between BSS and such BSS Sublicensee.

(b) Upon any termination of this Agreement, in addition to any clause which by its express term survives termination, the respective rights and obligations of the Parties under the provisions of Sections 4.01, 4.02(a), 4.02(b), 8.01 and 11.05 and Articles VII and IX shall also survive any termination of this Agreement.

(c) Termination of this Agreement shall not affect either Party’s right to recover accrued but unpaid Royalties or fees or reimbursement for patent expenses incurred pursuant to Articles V and VI prior to termination.

XII. MISCELLANEOUS

12.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.01):

(a) if to Biophan:

Michael Weiner
Chief Executive Officer
150 Lucius Gordon Drive, Suite 215
West Henrietta, New York 14586

(b) if to BSS:

Larry Neumann
Vice President, Business Development
One Boston Scientific Place
Natick, MA 01760
12.02 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

12.03 Severability. If any term or other provision of this Agreement is held or deemed invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.04 Entire Agreement. The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter thereof.

12.05 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that BSS may assign this Agreement to an Affiliate or in connection with a sale or transfer of all or substantially all of BSS’s assets to which this Agreement pertains, without the approval of Biophan and provided that the assignee agrees to be bound by the terms and conditions of this Agreement. No assignment by either Party permitted hereunder shall relieve the applicable Party of its obligations under this Agreement.

12.06 Change of Control. In the event of a change of control of Biophan or BSS, this Agreement and all rights and obligations of each Party shall survive such change of control unaffected.

12.07 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

12.08 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Biophan and BSS. In the event any Biophan Licensor requests that Biophan amend the terms of this Agreement in order to comply with the terms of the license agreements entered into by Biophan and such Biophan Licensor, Biophan and BSS shall discuss in good faith the amending of this Agreement to incorporate the requested amendment.

12.09 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflicts of law principles. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the federal and state courts located in the state of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

12.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.

12.12 Statement of Intent With Respect to Bankruptcy. The Parties intend that all rights and licenses granted under this Agreement with respect to Biophan IP are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 111 U.S.C. § 101 et seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The Parties agree that BSS, as a licensee of intellectual property, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

12.13 Registration and Filing of this Agreement.

(a) Notwithstanding Article IX, to the extent that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including, without limitation, the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities, the U.S. Department of Justice or the U.S. Federal Trade Commission such Party shall inform the other Party thereof, and both Parties shall cooperate, each at its own expense, in such filing or notification and shall execute all documents reasonably required in connection therewith. In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement and shall cooperate to respond to any request for further information on a timely basis.

(b) Notwithstanding Article IX, upon BSS’s request, Biophan shall promptly execute and file a document substantially in the form attached hereto at Exhibit E with any governmental or administrative agency (including but not limited to the U.S. Patent and Trademark Office) as requested by BSS.

12.14 No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

IN WITNESS WHEREOF, Biophan and BSS have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

By:	/s/ Robert J. Wood
Name: Robert J. Wood
Title: Chief Financial Officer

BOSTON SCIENTIFIC SCIMED, INC.

Date:	By:	/s/ Lawrence C. Best
Name: Lawrence C. Best
Title: Vice President and Chief Financial Officer

EXHIBIT A

BIOPHAN PATENTS

Asset #	Docket #	Assignee	Invention	Inventors	Applic/SN	Type	Pub #/Date	Patent No. if Issued	Independent Claims & Primary Dependent Claims	Copy	General Area of Market Application
1	BTI-7	BTI	An Electromagnetic Interference Immune Tissue Invasive System (EMI-Proof & Biocompatible Tissue-Invasive Transducer Shield) (Contains Anti-Antenna Geometry.)	Connelly, MacDonald	10/077,906, 2/19/2002	Utility	Projected 4/15/03	6,829,509, 12/7/2004 M.Fees 12/7/2007 12/7/2011, 12/7/2015	1, 13	Y	Anti-Antenna geometries applied to elongate objects such as leads, electrodes, guidewires, and catheters; to eliminate RF-induced heating or stimulation.
2	BTI-7-DIV	BTI	Medical Device with an Electrically Conductive Anti-Antenna Geometrical Shaped Member	MacDonald, Connelly	Filed 10/22/04	Div			1, 3 - 53	N	Divisional of Asset #1, with specific reference to a variety of products.
3	1008 012 301 02 02 (MLW-4(1))	BTI	Device & Method for Preventing Magnetic-Resonance Imaging Induced Damage	Weiner, Miller, Connelly, Helfer	10/795,746, 3/8/2004	Utility			1, 24, 31,45	N	Medical devices comprising a shielded lead. Note - disclosure in common with Asset #4.
4	1008 012 302 02 02 (MLW-4(2))	BTI	Device & Method for Preventing Magnetic-Resonance Imaging Induced Damage	Weiner, Miller, Connelly, Helfer	10/795,744, 3/8/2004	Utility	US-2004-0251042-A1, 12/16/2004		1, 12	Y	Shielded lead components. Note - disclosure in common with Asset #4.
5	1008 012 303 02 02 (MLW-4(3))	BTI	Device & Method for Preventing Magnetic-Resonance Imaging Induced Damage	Connelly, Weiner, Miller, Helfer	10/795,747, 3/8/2004	Utility			1, 14	N	Shield materials and configurations - general. Note - disclosure in common with Asset #4.
6	1008 012 305 02 02 (MLW-4(5))	BTI	Device & Method for Preventing Magnetic-Resonance Imaging Induced Damage	Helfer, Connelly, Weiner, Miller	10/795,742, 3/8/2004	Utility			1, 10	N	Device shields, specifical cardiac rhythm management and neurostimulation. Note - disclosure in common with Asset #4.
7	1008 012 306 02 02 (MLW-4(6))	BTI	Device & Method for Preventing Magnetic-Resonance Imaging Induced Damage	Weiner, Miller, Connelly, Helfer	10/795,743, 3/8/2004	Utility			1, 20	N	Device shield in combination with electronic filter. Note - disclosure in common with Asset #4.
8	1008 012 307 02 02 (MLW-4(7))	BTI	Device & Method for Preventing Magnetic-Resonance Imaging Induced Damage	Weiner, Miller, Connelly, Helfer	10/795,741, 3/8/2004	Utility			1, 24	N	Device shield in combination with electronic filter. Note - disclosure in common with Asset #4.
9	1008 014 301 02 01 (RWG-1)	BTI	Magnetic Resonance Imaging Interference Immune Device	Gray, Simpson, Weiner	10/780,261, 2/17/2004	Utility			1, 10, 16, 30, 44	Y	Active RF compensation for a lead or guidewire using electronic control and response.
10	1008 014 302 02 01 (CIP)	BTI	Magnetic Resonance Imaging Interference Immune Device	Gray	10/886,743 7/8/2004	CIP	Projected 12/30/2004		1, 4, 10, 13, 17, 21, 25	N	Anti-Antenna geometries applied to leads and electrodes, to eliminate RF-induced heating or stimulation. Note - disclosure in common with Asset #9.
11	1008 014 303 02 01 (CIP)	BTI	Magnetic Resonance Imaging Interference Immune Device	Gray, MacDonald	10/887,533 7/8/2004	CIP	Projected 12/30/2004		1, 6, 11, 14, 19, 22, 27, 35, 43, 48, 51, 56, 59, 65	N	3-D tapped-coil compensator for RF-induced energy in a lead or guidewire. Note - disclosure in common with Asset #9.
12	1008 017 301 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, MacDonald, Helfer	10/922,359, 8/20/2004	Utility			1, 10, 19, 82, 90, 98, 106, 114, 122	Y	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods.
13	1008 017 302 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, MacDonald, Helfer	10/923,292, 8/20/2004	Utility			1, 10, 19, 82, 90, 98, 106, 114, 122	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.

Asset #	Docket #	Assignee	Invention	Inventors	Applic/SN	Type	Pub #/Date	Patent No. if Issued	Independent Claims & Primary Dependent Claims	Copy	General Area of Market Application
14	1008 017 303 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, Helfer	10/923,293, 8/20/2004	Utility			1, 10, 19	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.
15	1008 017 304 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, Helfer	10/923,411, 8/20/2004	Utility			1, 10, 19	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.
16	1008 017 305 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, Helfer	10/922,338, 8/20/2004	Utility			1, 10, 19	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.
17	1008 017 306 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, Helfer	10/923,294, 8/20/2004	Utility			1, 10, 19	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.
18	1008 017 307 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, Helfer	10/922,335, 8/20/2004	Utility			1, 10	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.
19	1008 017 308 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray, Helfer	10/922,771, 8/20/2004	Utility			1, 10	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.
20	1008 017 309 02 01	BTI	Electromagnetic Radiation Transparent Device and Method of Making Thereof	Gray	10/922,333, 8/20/2004	Utility			1, 8, 16	N	Specific anti-antenna geometries applied to stent structures; designs, materials, and methods. Note - disclosure in common with Asset #12.
21	1008 020 201 02 01	BTI	Electromagnetic Radiation Transparent Device	Gray, R.	60/603,476, 8/20/2004	Prov			N/A - Provisional Application	Y	Device lead geometries to reduce RF induced heating and voltages; similar to anti-antenna.
22	1008 022 201 0201	BTI	Magnetic Resonance Imaging Interference Immune Device	Gray, R.	60/619,098 10/15/04	Prov			N/A - Provisional Application	Y	Active RF compensation for a lead or guidewire using electronic control and response.
23	PRC-4 (THF 170)	BTI	MRI-Compatible Implantable Device	Foster, Connelly	09/921,066, 8/2/2001	Utility	US-2003-0036776-A1; 2/20/2003	Allowed 5/20/04	1	Y	Parallel-resonant decoupling circuit for MRI safety.
24	PRC-712	BTI	MRI-Compatible Implantable Device	Foster, Connelly	10/946,026 9/21/2004	CIP			1, 11, 21, 31	N	Parallel-resonant decoupling circuit for MRI safety. Note - disclosure in common with Asset #23.
25	RG-762	BTI	Implantable MRI Imagable Medical Device	Gray, Cope, Glocker	60/627,716 11/12/2004	Prov			N/A - Provisional Application	Y	Designs and materials to provide enhanced visualization under MRI.
26	XW-20 (444)	Nanoset	Process for Preparing a Coated Substrate	Wang	08/393,545, 2/21/1995	Utility		5,540,959, 7/30/1996, M.Fee due: 11/30/1999, 11/10/2003; 11/30/2007	1, 9	Y	Fundamental manufacturing method for nanomagnetic materials. May apply to all market applications for nanomagnetics.

Asset #	Docket #	Assignee	Invention	Inventors	Applic/SN	Type	Pub #/Date	Patent No. if Issued	Independent Claims & Primary Dependent Claims	Copy	General Area of Market Application
27	XW-35 (550)	Nanoset	Magnetically Shielded Conductor	Wang	10/054,407 1/22/2002	Utility		6,506,972, 1/14/2003. M.Fees due: 1/14/2006, 1/14/2010, 1/14/2014	1	Y	Nanomagentic shield for a device lead.
28	XW-35C (389)	Nanoset	Magnetically Shielded Conductor	Wang, Helfer	10/090,553, 3/4/2002	CIP			1	N	Nanomagentic shield for a device lead. Note - most disclosure in common with Asset #27.
29	XW-35-CIP (395)	Nanoset	Magnetically Shielded Conductor	Wang	10/229,183, 8/26/2002	CIP		Allowed 12/17/2004	1	Y	Nanomagnetic shield for a lead.
30	XW-35-CIPA (348)	Nanoset	Magnetically Shielded Conductor	Wang, Helfer	10/242,969, 9/13/2002	CIP		Allowed 9/13/2004	1, 24, 37	Y	Nanomagnetic shield material applied to leads, guidewires, catheters, or biopsy probes.
31	XW-35-CIPB (387)	Nanoset	Magnetically Shielded Assembly	Wang, Helfer, MacDonald	10/260,247, 9/30/2002	CIP		6,673,999, 1/7/2004 M.Fees due: 1/7/2007, 1/7/2011, 1/7/2015	1,21	Y	Nanomagnetic shield for an elongate object in the form of a sheath, for ease of manufacture.
32	XW-35-CIPB-X (226)	Nanoset	Magnetically Shielded Assembly	Wang, Helfer, MacDonald	10/303,264, 11/25/2002	CIP		6,713,671, 3/30/2004 M.Fees due: 3/30/2007, 3/30/2011, 3/30/2015	1	Y	Generic nanomagnetic shield.
33	XW-35-CIPB-X-C2 (674)	Nanoset	Magnetically Shielded Assembly	Wang, Helfer, MacDonald	10/810,916, 3/26/2004	CIP	US-2004/0211580-A1, 10/28/2004	Allowed 9/15/04	1, 9, 19	Y	Assembly comprising a substrate and a nanomagnetic shield layer.
34	XW-35-CIPB-XC (253)	Nanoset	Implantable Shielded Medical Device	Wang, Helfer, Greenwald	10/313,847, 12/7/2002	CIP			1	N	Nanomagnetic shield for a device lead.
35	XW-35-CIPC (1072 005 311 02 01) (263)	Nanoset	Magnetic Resonance Imaging Coated Assembly	Wang, Greenwald, Helfer, Gray, Weiner	10/384,288, 3/7/2003	Utility		6,765,144, 7/20/2004, M.Fees due: 7/20/2007, 7/20/2011, 7/20/2015	1, 52, 56	Y	Nanomagnetic materials and structures for device visualization under MRI.
36	XW-35-CIPC-2 (685)	Nanoset	Magnetic Resonance Imaging Coated Assembly	Wang, Greenwald, Helfer, Gray, Weiner	10/838,116 5/3/2004	CIP			1, 2, 7	N	Nanomagnetic materials and structures for device visualization under MRI.
37	XW-35-CIPM (391)	Nanoset	Nanomagnetic Shielding Assembly	Wang	10/273,738, 10/18/2002	CIP			1	Y	Cooling of a device lead using nanomagnetics.
38	XW-60P (660)	Nanoset	Process for Imaging a Stent	Wang, Gray, Helfer	60/542,270, 2/5/2004	Prov			N/A - Provisional Application	Y	Image artifact reduction using nanomagnetic coatings and MRI software enhancements.

Asset #	Docket #	Assignee	Invention	Inventors	Applic/SN	Type	Pub #/Date	Patent No. if Issued	Independent Claims & Primary Dependent Claims	Copy	General Area of Market Application

39	XWHG-17 (XW-490)	Nanoset	Nanomagnetically Shielded Substrate	Wang, Greenwald	10/324,773, 12/18/2002	Utility		Allowed 9/22/04	1	Y	Assembly comprising a substrate and a nanomagnetic shield layer.
40	XWHG-17C (XW-397)	Nanoset	Magnetically Shielded Assembly	Wang, Greenwald	10/366,082, 2/12/2003	Utility			1, 14, 15, 17, 19	Y	Substrate with a compound shield.
41	XWHG-17CC (XW-222; 1072 012 303 02 01)	Nanoset	Protective Assembly	Wang, Greenwald, Helfer, Gray	10/373,377, 2/24/2003	Utility			1, 7, 22, 33	Y	Nanomagnetic shield to reduce heating and induced voltages.
42	XWHG-17CCC -(481)	Nanoset	Nanomagnetic Composition	Wang, Greenwald, Ron Miller	10/409,505. 4/8/2003	CIP		Allowed 7/1/2004	1, 2, 3	Y	Generic nanomagnetic shield.
43	XW-648	Nanoset	Nanoelectrical Compositions	Wang, Miller, Greenwald	10/747,472, 12/29/2003	CIP			1, 2	Y	Nanomagnetic materials - general.
44	XW-663	Nanoset	Magnetically Shielded Assembly	Wang, Greenwald, Miller, Helfer, Gray	10/780,045 2/17/2004	CIP	US-2004-0230271-A1, 11/18/2004		1	Y	Nanomagnetic coatings - general.
45	XW-666 (XWHG-17C3)	Nanoset	Magnetically Shielded Assembly	Wang, Greenwald, Miller, Helfer, Gray	10/786,198 2/25/2004	CIP	US-2004-0249428-A1, 12/9/2004		1	Y	Nanomagnetic coatings - general.
46	XW-672 (XWHG-18)	Nanoset	Novel Nanomagnetic Particles	Wang, Greenwald	10/808,618, 3/24/2004	CIP	Projected 10/21/04		1	Y	Fundamental nanomagnetic particle material and morphology.
47	XWYL-696	Nanoset	Coated Object & the Imaging Properties Thereof	Wang, Lin	60/578,773, 6/10/2004	Prov			N/A - Provisional Application	Y	Image compatibility.
48	XW-704	Nanoset	Medical Device with Low Magnetic Susceptibility	Wang, Greenwald	10/887,521, 7/7/2004	CIP			1	Y	Nanomagnetic materials - general.
49	XW-715 (WXHG-715)	Nanoset	Medical Device with Low Magnetic Susceptibility	Wang, Greenwald, Gunderman	10/914, 691. 8/9/2004	CIP			1	N	Materials combining nanomagnetic and nanoresistive properties.
50	XW-724	Nanoset	Medical Device with Multiple Coating Layers	Wang, Greenwald	10/923,579, 8/20/2004	CIP			1, 2	N	Nanomagnetic ablation enhancement particles.
51	XWHG-728	Nanoset	Implantable Medical Device	Wang, Greenwald	10/950,148 9/24/2004	CIP			1	Y	Improved stent imaging using nanomagnetic coatings.
52	XW-735	Nanoset	Material to Enable Magnetic Resonance Imaging of Implantable Medical Devices	Wang, Greenwald, Gray, David Cope	Filed 9/15/04	Prov			N/A - Provisional Application	Y	Improved stent imaging using nanomagnetic coatings.
53	XW-743	Nanoset	Stent & MRI Imaging Process (Errors in title)	Wang, Greenwald	10/974,412, 10/27/04	CIP			1, 2, 3	Y	Improved stent imaging using nanomagnetic coatings.

Asset #	Docket #	Assignee	Invention	Inventors	Applic/SN	Type	Pub #/Date	Patent No. if Issued	Independent Claims & Primary Dependent Claims	Copy	General Area of Market Application

54	XW-765	Nanoset	Markers for Visualizing Intervential Medical Devices	Wang, Shellock	Filed 11/29/04	CIP		1, 38	Y	MRI tracking markers for interventional surgical tools and other devices.
55		License Agreement (Deborah Chung)	Metal Filaments for Electromagnetic Interference Shielding	Chung, Shui		Utility	5,827,997	1, 7, 9, 13	Y	Metallized carbon filaments in polymer and other composites, as RF shields.
56		License Agreement (Johns Hopkins)	ECG Amplifier & Cardiac Pacemaker for Use During Magnetic Resonance Imaging	Tsitlik, Levin, Halperin, Weisfeldt			5,217,010	1, 3, 16, 19, 33, 35, 37	Y	Low-pass RF filter for medical devices.
57	BTI-13-DIV	BTI	An Electromagnetic Interference Immune Tissue Invasive System	Connelly, MacDonald	US-2005-0090886 A1, 4/28/2005	Div			N
58	1008 016 301 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
59	1008 016 302 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
60	1008 016 303 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
61	1008 016 304 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
62	1008 016 305 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
63	1008 016 306 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
64	1008 016 307 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
65	1008 016 308 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
66	1008 016 309 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
67	1008 016 310 02 01	BTI	Electromagnetic Interference Immune Pacing/Defibrillation Lead	MacDonald		Utility			N
68	1008 022 201 02 01	BTI	Magnetic Resonance Imaging Interference Immune Device	Gray		Prov			N
69	1008 023 201 02 01	BTI	Electromagnetic Resonant Circuit Sleeve for Implantable Medical Device	Gray, MacDonald, Weiner		Prov			N
70	RG-793	BTI	Device Compatible with Magnetic Resonance Imaging	Gray, Cope, Glocker		Utility			N
71	RWG-830	BTI & Nanoset	Stent & MR Imaging Process & Device	Gray, Greenwald		Utility			N
72	JLH-843	Nanoset	Coated Stent Assembly & Coating Materials	Helfer, Wang, Gray, Greenwald		CIP			N
73	JLH-845	Nanoset	Magnetically Shielded Conductor	Helfer, Wang		CIP			N
74	XW-782	Nanoset	Coated Stent & MR Imaging Thereof	Wang, Gray, Helfer		CIP			N

Asset #	Docket #	Assignee	Invention	Inventors	Applic/SN	Type	Pub #/Date	Patent No. if Issued	Independent Claims & Primary Dependent Claims	Copy	General Area of Market Application

75	XW-798	Nanoset	Coated Substrate Assembly	Wang, Greenwald	CIP		N
76	XW-803	Nanoset	Cylindrical Sputtering Apparatus	Wang	Prov		N
77	XW-804	Nanoset	Coated Substrate Assembly	Wang, Greenwald	CIP		N
78	XW-808	Nanoset	Magnetically Shielded Conductor	Wang	CIP		N
79	XW-809	Nanoset	MRI Imageable Medical Device	Wang, Greenwald	CIP		N
80	XW-815	Nanoset	MRI Imageable Medical Device	Wang, Greenwald	CIP		N
81	XW-827	Nanoset	Medical Device with a Marker	Wang, Greenwald	CIP		N
82	XW-842	Nanoset	Novel Composition	Wang, Greenwald, Weiner	CIP		N
83	XW-848	Nanoset	Medical Device	Wang, Greenwald	CIP		N
84	XW-849	Nanoset	Medical Device	Wang, Greenwald	CIP		N
85	XW-856	Nanoset	Process for Coating a Substrate	Wang, Miller	CIP		N
86	XW-857	Nanoset	Medical Device	Wang, Greenwald	Prov		N
87	MPS101US	Simag GmbH	Stent & MR Imaging Process for the Imaging & the Determination of the Position of a Stent	Melzer, Busch	Utility	6,280,385 8/28/2001	N
88	MPS102US	Simag GmbH	MR Imaging Method & Medical Device for Use in Method	Melzer, Busch	Utility	6,847,837 1/25/2005	N
89	MPS104US	Simag GmbH	Magnetic Resonance Apparatus & Method for Determing the Location of a Postionable Object in a Subject	Wendt, Busch, Bornstedt, Seibel, Groenemeyer	Utility	6,023,636 2/8/2002	N

A	Trade Mark	BTI	Biophan		Applic.		N
B	Service Mark	BTI	Biophan		Applic.		N

Note: patents assigned to Nanoset and Simag GmbH are under exclusive license to Biophan for medical applications.

EXHIBIT B

EXISTING LICENSE AGREEMENTS

(i)	AMP-Biophan License Agreement dated February 24, 2005

(ii)	License Agreement between The Johns Hopkins University and Biophan dated May 17, 2002.

(iii)	License Agreement between Deborah L. Chung and Xiaoping Shui and Biophan dated April 5, 2002.

(iv)	License Agreement between Nanoset, LLC and Biophan dated January 15, 2004.

B-1

EXHIBIT C

Exclusive Products Category	Product/Services Category	Royalty
1	Vascular stents including coronary, neuro or peripheral applications of coated or uncoated stents	3.0% (Drug Coated) 4% (Non-Drug Coated)
2	Embolic protection devices, aneurysm coils and all other vascular implants (other than stents)	3.0% (Drug Coated) 4%(Non-Drug Coated)
3	RF ablation probes and ablation fluid	4.0%

Non-Exclusive Products Category	Product/Services Category	Royalty
1	Biopsy needles, including aspiration, cutting needles and breast localization needles	5.0%
2	Interventional guidewires (for use in all applications)	5.0%
3	Interventional vascular catheters (<6 hours), including PTCA, predilation, etc.	5.0%
4	Indwelling vascular catheters (>6 hours), including CVC, PICC, etc.	5.0%
5	Pacemakers, including leads	5.0%
6	Implantable cardiac defibrillators and related devices, including their leads	5.0%
7	Auditory implants, e.g. cochlear implants	3.0%
8	Neuro stimulation including deep brain	5.0%

C-1

EXHIBIT D

aMRIs Patent GmbH and aMRIs Patente GmbH & Co. KG Acknowledgement and Waiver

aMRIs Patent GmbH (“AMP”) and aMRIs Patente GmbH & Co. KG (“KG”) are aware that Biophan Technologies, Inc. (“Biophan”) and Boston Scientific Scimed (“BSS”) are entering into a transaction under which, among other things, Biophan is sublicensing its rights under the AMP-Biophan License Agreement entered into by AMP and Biophan on February 24, 2005 (the “Agreement”) to BSS.

The completion of the aforementioned transaction is dependent on BSS’s receipt of this signed acknowledgement and waiver from AMP.

With respect to the sublicense between Biophan and BSS, AMP and KG each hereby expressly and irrevocably waives (i) the requirement under Section 2.2 of the Agreement that “Sublicenses shall require reasonable due diligence in development and commercialization of Licensed Products and Services”; (ii) the indemnification requirement under Section 9.1 of the Agreement; and (iii) the insurance requirement under Section 9.3 of the Agreement.

AMP and KG each acknowledges that to its knowledge, the Agreement is valid and in full, force and effect.

AMP and KG each acknowledges that it is not aware of any breach of the Agreement by Biophan.

AMP and KG each acknowledges that Biophan has the right to sublicense its rights under the Agreement to BSS (and hereby consents to such sublicense) and in the event the Agreement is terminated, the sublicense to BSS will remain valid and in full, force and effect in accordance with Sections 2.2 and 11.4 of the Agreement.

Dated: June ,2005

aMRIS Patente GmbH

By__________________________

Michael Friebe, Ph.D.

Title: ______________________

aMRIS Patente GmbH and Co. KG

By__________________________

Michael Friebe, Ph.D.

Title:_________________________

The Johns Hopkins University Acknowledgement

The Johns Hopkins University (“JHU”) is aware that Biophan Technologies, Inc. (“Biophan”) and Boston Scientific Scimed (“BSS”) are entering into a transaction under which, among other things, Biophan is sublicensing its rights under the License Agreement entered into by JHU and Biophan on May 17, 2002 (the “Agreement”) to BSS.

The completion of the aforementioned transaction is dependent on BSS’s receipt of this signed acknowledgement from JHU.

JHU acknowledges that to its knowledge, the Agreement is valid and in full, force and effect.

JHU acknowledges that it is not aware of any breach of the Agreement by Biophan.

JHU acknowledges that Biophan has the right to sublicense its rights under the Agreement to BSS and in the event the Agreement is terminated, the sublicense to BSS will remain valid and in full, force and effect provided that BSS complies with Section 6.6 of the Agreement.

Date:_______________

____________________________

Name:  ______________________

Title: ______________________

Chung/Shui Acknowledgement

Deborah L. Chung and Xiaoping Shui (collectively “Licensor”) are aware that Biophan Technologies, Inc. (“Biophan”) and Boston Scientific Scimed (“BSS”) are entering into a transaction under which, among other things, Biophan is sublicensing its rights under the License Agreement entered into by Licensor and Biophan on April 5, 2002 (the “Agreement”) to BSS.

The completion of the aforementioned transaction is dependent on BSS’s receipt of this signed acknowledgement from Licensor.

Licensor acknowledges that to its knowledge, the Agreement is valid and in full, force and effect.

Licensor acknowledges that it is not aware of any breach of the Agreement by Biophan.

Licensor acknowledges that Biophan has the right to sublicense its rights under the Agreement to BSS and in the event the Agreement is terminated, the sublicense to BSS will remain valid and in full, force and effect in accordance with Section 6.02 of the Agreement.

Date:_______________    Date:_______________

____________________________   ____________________________

Name:  ______________________   Name:  ______________________

Title: ______________________   Title: ______________________

Nanoset, LLC Acknowledgement

Nanoset, LLC (“Nanoset”) is aware that Biophan Technologies, Inc. (“Biophan”) and Boston Scientific Scimed (“BSS”) are entering into a transaction under which, among other things, Biophan is sublicensing certain of its rights under the License Agreement entered into by Nanoset and Biophan on January 15, 2004 (the “Agreement”) to BSS.

The completion of the aforementioned transaction is dependent on BSS’s receipt of this signed acknowledgement from Nanoset.

Nanoset acknowledges that to its knowledge, the Agreement is valid and in full, force and effect.

Nanoset acknowledges that it is not aware of any breach of the Agreement by Biophan.

Nanoset acknowledges that Biophan has the right to sublicense its rights under the Agreement to BSS and in the event the Agreement is terminated, the sublicense to BSS will remain valid and in full, force and effect provided that BSS assumes the relevant obligations of Biophan in the Agreement.

Date:_______________

____________________________

Name:  ______________________

Title: ______________________

EXHIBIT E

Exclusive License Acknowledgement

WHEREAS pursuant to that certain License Agreement dated ______________ (the “License Agreement”) Biophan Technologies, Inc., a corporation organized under the laws of Nevada (“Biophan”) granted to Boston Scientific Scimed, a corporation organized under the laws of Delaware (“BSS”) (each, a “Party”, and collectively the “Parties”), inter alia, an exclusive license to certain patents.

WHEREAS the Parties have agreed to execute this Exclusive License Acknowledgement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth in the License Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree and acknowledge as follows:

Section 1.01 Definitions.

Capitalized terms used herein but not defined herein shall have the meaning set forth in the License Agreement.

Section 1.02 Acknowledgement.

Pursuant to the terms and conditions of the License Agreement, Biophan granted to BSS, inter alia, an exclusive license to the Patents listed in Schedule A hereto.

BIOPHAN TECHNOLOGIES, INC.

By:
Name:
Title:

BOSTON SCIENTIFIC SCIMED

By:
Name:
Title:

E-1